Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Amarin Corporation plc, (the “Company”) and Patrick J. Holt (the “Executive”). Payments and benefits to the Executive under this Agreement may be satisfied by a subsidiary or affiliate of the Company.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on or about July 18, 2023 (the actual start date, the “Effective Date”) on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and shall have such powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”). In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the shareholders for election to the Board as long as the Executive remains the CEO; provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the reasonable approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company. In addition to the Executive’s role as CEO, the Executive acknowledges and agrees that he may be required, without additional compensation, to perform duties for certain affiliated entities of the Company, including, without limitation, Amarin Pharma, Inc., and to accept any reasonable office or position with any such affiliate as the Board may require, including, but not limited to, service as an officer or director of any such affiliate, provided, however, that such duties and obligations to the Company’s affiliates do not unduly burden or interfere with Executives’ performance as CEO of the Company. The Company shall maintain a director and officer policy (“D&O Policy”) and the Executive shall be covered under the Company’s D&O policy.

2. Location. The Executive’s principal place of employment will be his home office in Massachusetts, but the Executive understands that he will be required to travel frequently for business, including to the Company’s U.S. headquarters, which are currently located in Bridgewater, New Jersey, and to the Company’s Irish headquarters, which are currently located in Dublin, Ireland, as well as to other locations in Europe and other parts of the world. Any change to the location of the Executive’s home office must be approved in advance by the Board. The Executive shall be reimbursed for all business travel, including, for the avoidance of doubt, all travel to and from his home office to Company’s headquarters (both in the US and Ireland) and such other business locations as reasonably required by his employment, subject to the Company’s policies and procedures then in effect and established by the Company for its U.S. executives.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $675,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Remuneration Committee of the Board (the “Remuneration Committee”). The Remuneration Committee may increase but not decrease the Executive’s Base Salary. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Remuneration Committee from time to time. The actual amount of the Executive’s cash incentive compensation, if any, shall be determined in the sole discretion of the Board or the Remuneration Committee, and may be further subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as may be provided by the Board or the Remuneration Committee, or as may otherwise be set forth in the applicable incentive compensation plan or this Agreement, the Executive must be employed by the Company on the date such cash incentive compensation is paid in order to earn or receive any cash incentive compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses (including, for the avoidance of doubt, all reasonable travel expenses incurred consistent with the policies and procedures then in effect and established by the Company for its U.S. executives) incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its U.S. executives.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for its U.S. executives, as may be in effect from time to time.

(f) Equity. In connection with the commencement of the Executive’s employment and subject to the approval of the Board or the Remuneration Committee, the Company shall grant the Executive a stock option to purchase Five Million (5,000,000) of the Company’s Ordinary Shares or American Depositary Shares, representing ordinary shares of the Company, issued under the Company’s American Depositary Receipt facility (“Shares”), subject to performance-based vesting terms as set forth in the award agreement attached hereto as Exhibit A under the Amarin Corporation plc 2020 Stock Incentive Plan (the “Plan” and, together with the award agreement, the “Equity Documents”) and with an exercise price per share equal to the closing price of a Share on the Nasdaq Global Market on the date of grant (or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported) (the “Option”).

(g) Equity Commitment. The Executive desires to evidence his commitment and support for the Company by purchasing equity in the Company, without any present intention to transfer or otherwise transact in such equity, and the Company desires to accommodate this commitment. As such, promptly following the Executive’s and the Company’s execution of this Agreement (and in any event promptly following the start of the Company’s next open trading window under its insider trading policy and special trading procedures for insiders), the Executive will purchase for cash approximately $300,000 of American Depository Shares of the Company in an open market transaction at market pricing.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct constituting an act of negligence, recklessness or material misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the Executive’s conviction of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any conduct of the Executive that results, or would reasonably be expected to result in material damages or material reputational harm to the Company or any of its subsidiaries or affiliates if the Executive was retained;

(iv) prior to a Change in Control, the Executive’s continued non-performance or continued unsatisfactory performance of the Executive’s responsibilities as reasonably determined by the Board and which remains uncured after having been given the opportunity to cure;

(v) a breach by the Executive of any of the material provisions of the Restrictive Covenants Agreement (as defined below) between the Executive and the Company that remains uncured; and

(vi) a material violation by the Executive of any of the Company’s written policies or procedures;

provided that, other than in the case of noncurable events (i)-(iii) above, the Executive shall be provided with written notice of such conduct and 30 days notice to cure.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties;

(ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all C-level and executive/senior management employees of the Company, for clarity, 5% or more diminution shall be deemed material);

(iii) a requirement by the Company that the Executive change the principal location where the Executive is required to provide services for the Company (not including business travel and short-term assignments) by more than fifty (50) miles; or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition;

(iii) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(iv) the Executive terminates employment within 30 days after the end of the Cure Period.

The Company shall have thirty (30) days (“Cure Period”) from delivery of Executive’s notice of the existence of a Good Reason Condition to cure such breached Good Reason Condition. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5. Matters Related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given, provided, however, that the Company has, prior to the issuance of the Notice of Termination pursuant to Section 4(c), delivered written notice and provided Executive with an opportunity to cure and such breach has not been cured within such 30 day cure period; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 4(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates employment for Good Reason as provided in Section 4(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement or the Award Agreement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):

(a) the Company shall pay the Executive an amount equal to the sum of 18 months of the Executive’s Base Salary (the “Severance Amount”); and

(b) an amount equal to 1.5 times his annual target bonus for the year in which the Date of Termination occurs; and

(c) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 18-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 6, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 18 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 4(d), or (b) by the Executive for Good Reason as provided in Section 4(e), and (ii) the Date of Termination is within the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a) If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates employment for Good Reason as provided in Section 4(e) and in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement by the Executive and the Separation Agreement becoming fully effective, all within the time frame set forth in the Separation Agreement but in no event more than 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to two times the Executive’s Base Salary (the “Change in Control Payment”); and

(ii) an amount equal to 2.0 times his annual target bonus for the year in which the Date of Termination occurs; and

(iii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 18-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 7(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 7(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Agreement:

(i) “Change in Control” means:

(A) the sale of all or substantially all of the assets of the Company and its subsidiaries to one or more third parties in a transaction (or a series of related transactions);

(B) any person or company that Controls the Company becoming bound or entitled to acquire ordinary shares of the Company under Sections 974 to 991 of the UK Companies Act 2006;

(C) any court sanctioning a compromise or arrangement under Section 899 of the UK Companies Act 2006 pursuant to which any person or company (either alone or together with any person or company acting in concert with him or it);

(D) any merger, reorganization, consolidation or other similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock or other equity interests immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the Company or any resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (or series of related transactions);

(E) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company; or

(F) any other similar transaction which the Board determines should constitute a Change of Control for the purposes of this Agreement.

(ii) “Control” means the ownership of more than 50 percent of the outstanding voting power of the Company.

(iii) “Change in Control Period” shall mean the period beginning on the date of the first event constituting a Change in Control and ending on the 24-month anniversary of the first event constituting a Change in Control.

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement (as defined below) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Nondisclosure, Developments and Noncompetition Agreement, attached hereto as Exhibit B (the “Restrictive Covenants Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreement with this Agreement and at least 10 business days before the commencement of the Executive’s employment. For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, all restrictive covenants obligations are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s reasonable cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable costs, expenses and out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(c), including, without limitation, to the extent the Board determines in its reasonable good faith discretion that, under the circumstances at hand, it would be reasonable and prudent for the Executive to engage independent counsel, the Company will reimburse the Executive’s reasonable attorney fees.

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of New Jersey. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

12. Integration. This Agreement, together with the Equity Documents and the Restrictive Covenants Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 6 or pursuant to Section 7 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient only if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices in the United States, attention of the Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise, including, without limitation, under the Company’s Executive Severance and Change of Control Plan. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to Section 6 or Section 7 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise). Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 6 and Section 7 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 6 and Section 7 of this Agreement.

21. Governing Law. This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

22. Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

AMARIN CORPORATION PLC

By:	/s/ Odysseas Kostas
Its:	Director

PATRICK J. HOLT
/s/ Patrick J. Holt
Patrick J. Holt

Exhibit A

AWARD AGREEMENT

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMARIN CORPORATION plc 2020 STOCK INCENTIVE PLAN

AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”) is entered into and made effective between Amarin Corporation plc (the “Company”) and (the “Optionee”). The Company hereby grants to the Optionee a Non-Qualified Stock Option (the “Option”) to purchase the number of shares set forth below. Capitalized terms used and not defined herein shall have the meanings set forth in the Amarin Corporation plc 2020 Stock Incentive Plan, as amended (the “Plan”), which is incorporated by this reference in its entirety.

1. Number of Ordinary Shares Underlying the Option: 5,000,000 (the “Option Shares”)

2. Per Share Exercise Price: $[        ] if left blank the “Per Share Exercise Price” shall be closing price on the Grant Date of the Shares on the National Association of Securities Dealers Automatic Quotation System (“Nasdaq”) (provided that such Per Share Exercise Price shall not be less than the par value of a Share at any time, currently £0.50)

3. Grant Date: August 1, 2023

4. Expiration Date: August 1, 2033

5. Performance Period: The nine calendar-year period commencing on the Grant Date and Ending on August 1, 2032.

6. Date Option Shares Become Exercisable (Vesting): This Award is subject to both a performance-based vesting condition (the “Performance Vesting Condition”) and a time-based vesting condition (the “Time Condition”), as described in Paragraph 6(a) and Paragraph 6(b) below. Except as otherwise provided in Paragraph 6(c) and Paragraph 6(d) below, both the Performance Vesting Condition and Time Condition must be satisfied before the Expiration Date before the Option Shares will be deemed vested and exercisable.

a.

Performance Vesting. Subject to Paragraph 6(c) below, the number of Option Shares set forth in the Option Table below shall be deemed to have satisfied the Performance Vesting Condition on the date that the Board or the Committee confirms that there has been a Share Price Hurdle Achievement (as defined below) (such date, the “Performance Date”), subject to the Optionee’s Continuous Status as an Employee or Consultant through the applicable Performance Date. “Share Price Hurdle” means each dollar figure set forth in the Option Table below. “Share Price Hurdle Achievement” means that the trailing 60-Day VWAP of the Shares during the Performance Period equals or exceeds the applicable Share Price Hurdle. “60-Day VWAP” means the volume weighted average price of the Shares over a period of 60 calendar days. The Board or Committee shall confirm Share Price Hurdle Achievement as soon as reasonably practicable but no less frequently than quarterly during the Performance Period and within 30 days after the end of the Performance Period. The Performance Vesting Condition shall be deemed satisfied on the Performance Date for the applicable Share Price Hurdle Achievement. To the extent any portion of Option Shares has not satisfied the Performance Vesting Condition on or prior to the last day of the Performance Period, such portion shall expire and be of no further force or effect as 12:01 a.m. on the day following the end of the Performance Period. In no event may more than 100% of the Option Shares be deemed to have satisfied the Performance Vesting Condition.

OPTION TABLE

“Share Price Hurdle”	Number of Option Shares That Satisfy the Performance Vesting Condition
$2.50	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
$15.00	[****]

b.

Time Condition. Subject to Paragraphs 6(c) and 6(d) below, any Option Shares for which the Performance Vesting Condition has been satisfied shall satisfy the Time Condition and shall be vested and exercisable on the earlier of the (i) date that is five months following the Performance Date for such Option Shares, subject to the Optionee’s Continuous Status as an Employee or Consultant through such date or (ii) the termination of the Optionee’s Continuous Status as an Employee or Consultant by reason the Optionee’s death or permanent or total disability. For the avoidance of doubt, and notwithstanding anything else contained herein or in the Employment Agreement to the contrary, in the event of Optionee’s death or disability, , the Option Shares for which the Performance Vesting Condition has been achieved shall automatically satisfy the Time Condition and become vested and exercisable by the Executive or his estate.

c.	Change in Control. Notwithstanding anything to the contrary in the Plan or in the Employment Agreement between the Company and the Executive, dated as of July [ ], 2023 (the “Employment Agreement”):

i.

if either (A) a Change in Control (as defined in the Employment Agreement) occurs prior to end of the Performance Period, subject to the Optionee’s Continuous Status as an Employee or Consultant through the Change in Control or, (B) the Optionee’s Continuous Status as an Employee or Consultant is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Optionee for Good Reason (as defined in the Employment Agreement) (in either case an “Involuntary Termination”) and such Involuntary Termination occurs within three months prior to the Change in Control (a “Pre-Change in Control Involuntary Termination”), and subject to the Optionee signing a Separation Agreement (as defined in the Employment Agreement) and the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (as defined in the Employment Agreement) (or such shorter period as set forth in the Separation Agreement) (the “Separation Agreement Condition”), then the Performance Vesting Condition shall be deemed satisfied for all unvested Option Shares (i.e., all Share Price Hurdles shall be deemed achieved) as of immediately prior to the effective time of the Change in Control.

ii.

If this Option is not assumed, substituted or continued by the Company or its successor entity in such Change in Control, subject to (i) the Optionee’s Continuous Status as an Employee or Consultant through the Change in Control or (ii) a Pre-Change in Control Involuntary Termination and subject to the Separation Agreement Condition, the Time Condition shall be deemed to be fully satisfied as of immediately prior to the effective time of the Change in Control.

iii.

If this Option is assumed, substituted or continued by the Company or its successor entity in a Change in Control, the Time Condition shall be deemed to be satisfied upon the earlier of (i) the date that is 12 months following the consummation of the Change in Control and (ii) an Involuntary Termination, subject to the Separation Agreement Condition.

iv.	In the event of an Involuntary Termination, the then unvested Option Shares will be held in abeyance to the extent necessary to effectuate the provisions in this Section 6(c) and 6(d) below.

d.

Termination Without Cause or for Good Reason Prior to a Change in Control. Notwithstanding anything to the contrary in the Plan or in the Employment Agreement, in the event of an Involuntary Termination that occurs at any time more than three months prior to a Change in Control, subject to the Separation Agreement Condition, (i) the number of Option Shares that would have been deemed to have satisfied the Performance Vesting Condition if the next unachieved Share Price Hurdle had been achieved[1] shall be deemed to satisfy the Performance Vesting Condition and (ii) the Time Condition for any Option Shares for which the Share Price Hurdle has been achieved or deemed achieved pursuant to this Paragraph 6(d) shall immediately accelerate and become fully vested and exercisable as of the later of the Date of Termination and the effectiveness of the Separation Agreement.

7. Terms of this Award Agreement: In the event of a conflict between the provisions of this Agreement and the Plan, except in relation to Paragraphs 6, 8 and 9 of this Agreement (which terms of this Agreement shall prevail), the provisions of the Plan shall prevail. A copy of the Plan is provided herewith.

8. Non-transferable: This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.

9. Forfeiture; Recovery of Compensation:

a.

This Agreement and the Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (the “Clawback Policy”); and (ii) applicable law and the Optionee agrees that the Optionee shall take all required action to enable such reduction, cancellation, forfeiture or recoupment. The Optionee further agrees that (i) all Incentive-Based Compensation (as defined in the Clawback Policy) received by the Optionee after the effective date of the Clawback Policy is subject to recovery pursuant to the Clawback Policy and (ii) the Optionee is not entitled to indemnification for any Erroneously Awarded Compensation (as defined in the Clawback Policy) or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Optionee hereby irrevocably agrees to forego such indemnification.

[1]

For example, in the event of a termination by the Company without Cause or by the Optionee for Good Reason, if the Performance Vesting Condition has been achieved for both the [****] and the [****] Share Price Hurdles as of the Date of the Termination, an additional [****] Option Shares (those attributable to the [****] Share Price Hurdle) shall be deemed to satisfy the Performance Vesting Condition.

b.

Notwithstanding anything in the Plan to the contrary, if the Company terminates the Optionee’s Continuous Status as an Employee or Consultant for Cause, then any portion of this Option outstanding on such date (whether vested or unvested) shall terminate immediately and be of no further force and effect; provided, however, for the avoidance of doubt, any Option Shares that have vested and been exercised and are held by the Optionee as of the Date of Termination shall not terminate.

c.

If, within 30 days after the termination of the Optionee’s Continuous Status as an Employee or Consultant, the Board or the Committee has reasonable evidence to conclude that the Optionee breached the nondisclosure or confidentiality terms of the Nondisclosure, Developments and Noncompetition Agreement, then any portion of this Option outstanding on such date (whether vested or unvested) shall terminate immediately and be of no further force and effect. If a court of competent jurisdiction (the “Court”) enters an order concluding that the Optionee breached the nondisclosure or confidentiality terms of the Nondisclosure, Developments and Noncompetition Agreement then, in addition to all other legal and equitable remedies for such breach, the Optionee agrees to pay the Company a sum equal to the Net Proceeds realized by the Optionee during the one-year period preceding the date the Company reasonably concluded that the Optionee breached the Nondisclosure, Developments and Noncompetition Agreement (the “Net Proceeds Payment”), provided the Court will determine actual monetary damages to the Company as a result of Optionee’s breach (the “Monetary Damages Amount”) and to the extent that the Monetary Damages Amount exceeds the Net Proceeds Payment (the “Delta”), the Optionee shall be liable for the Net Proceeds Payment and the Delta. For the avoidance of doubt, in no event shall the Optionee be liable for monetary damages under this Section 9 (c) greater than the Monetary Damages Amount.

d.

For purposes of this Agreement, “Net Proceeds” means the full amount of any proceeds realized by the Optionee from the exercise of all or any portion of this Option Shares or the sale of any Option Shares, net of the amount of any brokerage commission relating to such sale and after deduction of the exercise price paid by the Optionee with respect to such Option Shares.

By accepting this Agreement, you agree to all of the terms and conditions described herein and in the Plan (including any applicable local law addendum).

AMARIN CORPORATION plc	OPTIONEE

By: /s/ [ ]	Signature: Refer to Shareworks for acceptance.

Name: [ ]	Name:

Title: [ ]

Exhibit B

NONDISCLOSURE, DEVELOPMENTS AND NONCOMPETITION AGREEMENT